UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                                 UTStarcom, Inc.
                                (Name of Issuer)

                   Common Stock, par value $0.00125 per share
                         (Title of Class of Securities)

                                    918076100
                                 (CUSIP Number)

                                December 31, 2007
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 14 Pages

CUSIP No. 918076100                 13G/A                Page 2 of 14 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge International LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    927 shares of Common Stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    927 shares of Common Stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            927 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.00%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 918076100                 13G/A                Page 3 of 14 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Statistically Enhanced Equity Master Fund - U.S., L.P.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            0%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 918076100                 13G/A                Page 4 of 14 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Statistical Market Neutral Fund
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    71 shares of Common Stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                     71 shares of Common Stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            71 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.00%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IV
-----------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 918076100                 13G/A                Page 5 of 14 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Statistical Opportunities Master Fund, L.P.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    52 shares of Common Stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    52 shares of Common Stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            52 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.00 %
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 918076100                 13G/A                Page 6 of 14 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            STAR, L.P. (a statistical arbitrage strategy)
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    61 shares of Common Stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    61 shares of Common Stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            61 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.00%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 918076100                 13G/A                Page 7 of 14 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS

            Highbridge Capital Management, LLC               20-1901985
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,111 shares of Common Stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                     1,111 shares of Common Stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,111 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.00%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 918076100                 13G/A                Page 8 of 14 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Glenn Dubin
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                     1,111 shares of Common Stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,111 shares of Common Stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,111 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.00%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 918076100                 13G/A                Page 9 of 14 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Henry Swieca
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,111 shares of Common Stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,111 shares of Common Stock
-----------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,111 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.00%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 918076100                 13G/A                Page 10 of 14 Pages

This Amendment No. 1 (this "Amendment") amends the statement on Schedule 13G filed on June 27, 2007 (as amended, the "Schedule 13G") with respect to the shares of common stock, par value $0.00125 per share (the "Common Stock") of UTStarcom, Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates Items 2(a), 2(b), 2(c), 4, 5 and 10 in their entirety as set forth below.


Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship


        HIGHBRIDGE INTERNATIONAL LLC
        c/o Harmonic Fund Services
        The Cayman Corporate Centre, 4th Floor
        27 Hospital Road
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        HIGHBRIDGE STATISTICALLY ENHANCED EQUITY MASTER FUND - U.S., L.P. c/o Harmonic Fund Services
        The Cayman Corporate Centre, 4th Floor
        27 Hospital Road
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        HIGHBRIDGE STATISTICAL OPPORTUNITIES MASTER FUND, L.P.
        c/o Harmonic Fund Services
        The Cayman Corporate Centre, 4th Floor
        27 Hospital Road
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        STAR, L.P. (A STATISTICAL ARBITRAGE STRATEGY)
        c/o Harmonic Fund Services
        The Cayman Corporate Centre, 4th Floor
        27 Hospital Road
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        HIGHBRIDGE STATISTICAL MARKET NEUTRAL FUND
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:  State of Delaware

        HIGHBRIDGE CAPITAL MANAGEMENT, LLC     IRS #:  20-1901985
        9 West 57th Street, 27th Floor
        New York, New York  10019
        Citizenship:  State of Delaware

        GLENN DUBIN
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:  United States

CUSIP No. 918076100                 13G/A                Page 11 of 14 Pages

        HENRY SWIECA
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:  United States


Item 4.   Ownership

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)    Amount beneficially owned:

        As of the date of this filing, (i) Highbridge International LLC owns 972 shares of Common Stock, (ii) Highbridge Statistically Enhanced Equity Master Fund - U.S., L.P. no longer owns any shares of Common Stock, (iii) Highbridge Statistical Opportunities Master Fund, L.P. owns 52 shares of Common Stock, (iv) STAR, L.P. (a statistical arbitrage strategy) owns 61 shares of Common Stock,
(v) Highbridge Statistical Master Fund owns 71 shares of Common Stock and (vi) each of Higbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may be deemed the beneficial owner of the 927 shares of Common Stock owned by Highbridge International LLC, the 52 shares of Common Stock owned by Highbridge Statistical Opportunities Master Fund, L.P., the 61 shares of Common Stock held by STAR, L.P. (a statistical arbitrage strategy) and the 71 shares of Common Stock owned by Highbridge Statistical Market Neutral Fund.

        Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC, Highbridge Statistically Enhanced Equity Master Fund - U.S., L.P., Highbridge Statistical Opportunities Master Fund, L.P. and STAR, L.P. (a statistical arbitrage strategy) and is the sub-advisor to Highbridge Statistical Market Neutral Fund. Glenn Dubin is the Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is the Chief Investment Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of the shares of Common Stock owned by another Reporting Person. In addition, each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the shares of Common Stock owned by Highbridge International LLC, Highbridge Statistical Opportunities Master Fund, L.P., STAR, L.P. (a statistical arbitrage strategy) and Highbridge Statistical Market Neutral Fund.


        (b)     Percent of class:

        The Company's Quarterly Report for the quarterly period ended September 30, 2007 filed on Form 10-Q filed on Novermber 9, 2007, indicates that the total number of outstanding shares of Common Stock as of October 31, 2007 was 121,287,498. Therefore, based on the Company's outstanding shares of Common Stock, (i) Highbridge International LLC owns 0.00% of the outstanding Common Shares of the Company, (ii) Highbridge Statistically Enhanced Equity Master Fund
- U.S., L.P. no longer owns any shares of Common Stock of the Company, (iii) Highbridge Statistical Opportunities Master Fund, L.P. owns 0.00% of the outstanding shares of Common Stock of the Company , (iv), STAR, L.P. (a statistical arbitrage strategy), owns 0.00% of the outstanding shares of Common Stock of the Company, (v) Highbridge Statistical Market Fund owns 0.00% of the outstanding shares of

CUSIP No. 918076100                 13G/A                Page 12 of 14 Pages

Common Stock of the Company and (vi) each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may be deemed to beneficially own 0.00% of the outstanding shares of Common Stock of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Shares owned by another Reporting Person.

        (c) Number of shares as to which such person has:

                (i)     Sole power to vote or to direct the vote

                        0

                (ii)    Shared power to vote or to direct the vote

                        See Item 4(a)

                (iii)   Sole power to dispose or to direct the disposition of

                        0

                (iv)    Shared power to dispose or to direct
                        the disposition of

                        See Item 4(a)


Item 5.  Ownership of Five Percent or Less of a Class

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]


Item 10. Certification

        By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Exhibits:

Exhibit I: Joint Filing Agreement, dated as of January 29, 2008, by and among Highbridge International LLC, Highbridge Statistically Enhanced Equity Master Fund - U.S., L.P., Highbridge Statistical Opportunities Master Fund, L.P., STAR, L.P. (a statistical arbitrage strategy), Highbridge Statistical Market Neutral Fund, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca.

CUSIP No. 918076100                 13G/A                Page 13 of 14 Pages

                                   SIGNATURES

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: January 29, 2008

HIGHBRIDGE INTERNATIONAL LLC             HIGHBRIDGE CAPITAL MANAGEMENT, LLC

By: Highbridge Capital Management, LLC
    its Trading Manager

                                         By: /s/ Noah Greenhill
                                             --------------------------------
By: /s/ Noah Greenhill                   Name: Noah Greenhill
    ----------------------------         Title: Managing Director
Name: Noah Greenhill
Title: Managing Director

HIGHBRIDGE STATISTICAL OPPORTUNITIES     HIGHBRIDGE STATISTICALLY ENHANCED
MASTER FUND, L.P.                        EQUITY MASTER FUND-U.S., L.P.

By: Highbridge Capital Management, LLC   By: Highbridge Capital Management, LLC
    its Trading Manager                      its Trading Manager


By: /s/ Noah Greenhill                   By: /s/ Noah Greenhill
    ----------------------------             --------------------------------
Name: Noah Greenhill                     Name: Noah Greenhill
Title: Managing Director                 Title: Managing Director
                                         HIGHBRIDGE STATISTICAL MARKET NEUTRAL
STAR, L.P.                               FUND

By: Highbridge GP, Ltd.                  By: Highbridge Capital Management, LLC
    Its General Partner                      its Sub-Advisor

By: /s/ Clive Harris
    ----------------                     By: /s/ Noah Greenhill
Name: Clive Harris                           --------------------------------
Title: Director                          Name: Noah Greenhill
                                         Title: Managing Director



/s/ Glenn Dubin                          /s/ Henry Swieca
-------------------------------          --------------------------------
GLENN DUBIN                              HENRY SWIECA

CUSIP No. 918076100                 13G/A                Page 14 of 14 Pages

                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Shares, $0.00125 par value, of UTStarcom, Inc., is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of January 29, 2008



HIGHBRIDGE INTERNATIONAL LLC             HIGHBRIDGE CAPITAL MANAGEMENT, LLC

By: Highbridge Capital Management, LLC
    its Trading Manager

                                         By: /s/ Noah Greenhill
                                             -------------------------------
By: /s/ Noah Greenhill                   Name: Noah Greenhill
    -----------------------------        Title: Managing Director
Name: Noah Greenhill
Title: Managing Director

HIGHBRIDGE STATISTICAL OPPORTUNITIES     HIGHBRIDGE STATISTICALLY ENHANCED
MASTER FUND, L.P.                        EQUITY MASTER FUND-U.S., L.P.

By: Highbridge Capital Management, LLC   By: Highbridge Capital Management, LLC
    its Trading Manager                      its Trading Manager


By: /s/ Noah Greenhill                   By: /s/ Noah Greenhill
    -----------------------------            -------------------------------
Name: Noah Greenhill                     Name: Noah Greenhill
Title: Managing Director                 Title: Managing Director
                                         HIGHBRIDGE STATISTICAL MARKET NEUTRAL
STAR, L.P.                               FUND

By: Highbridge GP, Ltd.                  By: Highbridge Capital Management, LLC
    Its General Partner                      its Sub-Advisor

By: /s/ Clive Harris
    ----------------
Name: Clive Harris                       By: /s/ Noah Greenhill
Title: Director                              --------------------------------
                                             Name: Noah Greenhill
                                             Title: Managing Director



/s/ Glenn Dubin                          /s/ Henry Swieca
------------------------------           -----------------------------
GLENN DUBIN                              HENRY SWIECA